Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Bruce Ross
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
Leigh Parrish,
(212) 850-5651

For Immediate Release

GUITAR CENTER, INC. ANNOUNCES SECOND QUARTER 2005 RESULTS

~ Consolidated Net Sales Up 18.5% ~

~ Consolidated Net Income Up 6.3% ~

~ Diluted EPS of $0.46 Includes Acquisition Charges of $0.07

Related to Music & Arts Center Transaction ~

Westlake Village, CA (July 26, 2005) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today announced financial results for the second quarter ended June 30, 2005.

Consolidated net sales increased 18.5% to $402.3 million from $339.6 in the second quarter of last year. Consolidated net income increased 6.3% to $12.9 million, or $0.46 per diluted share, from $12.1 million, or $0.45 per diluted share. The Company’s second quarter net income includes charges of $2.1 million after-tax, or $0.07 per diluted share, related to the acquisition of Music & Arts Center, Inc. Excluding those acquisition charges, second quarter net income increased 24% to $15.0 million, or $0.53 per diluted share. Second quarter weighted average number of diluted shares outstanding was 29.8 million compared to 28.9 million in the same period of 2004.

Commenting on first quarter results, Bruce Ross, Chief Financial Officer of Guitar Center, stated, “Our bottom line results for the quarter were better than anticipated as we continued to leverage operating efficiencies in our Guitar Center and direct response divisions.

Our Guitar Center stores outperformed both our sales and operating income expectations. Five new store openings and our continuing focus on merchandise planning and generating store traffic contributed to a 14.0% net sales increase for the quarter. Despite competitive factors, Musician’s Friend achieved better than expected operating income. Finally, we are pleased to have successfully completed the acquisition and integration of Music & Arts, which generated results in line with our expectations for the quarter.”

Guitar Center Stores

During the quarter, we opened large format Guitar Center stores in Jacksonville, Florida and Syracuse, New York and small format stores in Youngstown, Ohio, Tallahassee, Florida and Jackson, Mississippi. Net sales from Guitar Center stores increased 14.0% to $299.6 million from $262.9 million in the second quarter of 2004, with sales from new stores contributing $18.5 million and representing 50.3% of the total increase. Comparable store sales for the Guitar Center stores increased 7%. Gross margin, after buying and occupancy costs, increased to 26.8% from 26.0% in the second quarter last year. The increase is primarily due to a higher selling margin partially offset by increased freight costs and higher occupancy costs. Selling, general and administrative expenses for the Guitar Center stores, inclusive of corporate general and administrative expenses, were 20.3% of net sales compared to 20.6% in the year-ago period. The improvement compared to the second quarter of 2004 is primarily due to decreased advertising and promotional costs and lower salary costs as a percentage of sales.

Musician’s Friend

Direct response net sales for the quarter increased 14.4% to $78.0 million from $68.2 million in last year’s second quarter. Gross margin for Musician’s Friend was 31.6% compared to 33.7% in the prior year period, reflecting a lower selling margin due to increased competitive pressure partially offset by a decrease in freight costs. Selling, general and administrative expenses for the second quarter were 21.8% of net sales versus 21.4% in the comparable period last year. The increase primarily reflects a planned increase in advertising expenses, partially offset by a reduction in bonus expense.

Music & Arts

We completed our acquisition of Music & Arts Center, Inc. on April 15, 2005 and the acquired business and our former American Music business were combined into a new division that operates under the Music & Arts name. Second quarter 2004 results only reflect results from our former American Music stores and do not include results from the acquired business. Net sales from our Music & Arts division were $24.7 million compared to $8.6 million in the second quarter of 2004. Comparable store sales for the Music & Arts division increased 3%. Gross margin for Music & Arts increased to 41.7% versus 33.1% in the same period last year. Selling, general and administrative expenses for Music & Arts were 59.4% of net sales compared to 50.8% in the second quarter of 2004. The division incurred an operating loss of $4.4 million for the quarter, in line with expectations. The Company’s Music & Arts division second quarter results include the effects of the acquisition, including the previously noted acquisition charges of $3.4 million pre-tax ($2.1 million after-tax, or $0.07 per diluted share), resulting primarily from the elimination of a redundant point of sales system, severance costs, and moving expenses to relocate certain American Music employees to the Music & Arts corporate office in Maryland.

Business Outlook

To date in the third quarter we have opened a small format store in Greenville, South Carolina, which was our 150th Guitar Center store. On Thursday, we are scheduled to open a small format Guitar Center store in Wichita, Kansas. Additionally, we plan to open another three small format and two large format stores during the third quarter.

Based on current business and economic conditions, we continue to anticipate third quarter 2005 consolidated net sales will be in the range of $423.1 million and $434.2 million and diluted earnings per share to be between $0.48 and $0.52, as projected on our conference call on May 12, 2005. This guidance assumes, among other things, that we will incur an additional $0.01 to $0.02 per share of after-tax acquisition charges related to Music & Arts in the third quarter.

The comments regarding future financial performance in the immediately preceding paragraph constitute forward-looking statements and are made in express reliance on the safe harbor provisions contained in Section 21E of the Securities Exchange Act of 1934. This information, as well as other forward-looking information provided, should be read in conjunction with the information under the caption “Business Risks and Forward Looking Statements” below.

Teleconference and Webcast

Guitar Center will host a conference call and webcast today at 2:00 p.m. PDT (5:00 p.m. EDT) to discuss second quarter financial results. Certain financial and other statistical information expected to be presented on the conference call, along with information required under SEC Regulation G, may be accessed on the investor relations section of our corporate web site at www.guitarcenter.com/investors/irsupplemental_java.shtml. To access the call, please dial 800-627-7250 (domestic) or 706-645-9246 (international); conference ID Guitar Center. The webcast will be available on the Company’s web site at www.guitarcenter.com or at www.fulldisclosure.com. A replay of the call will be available through August 9, 2005 and can be accessed by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international); pin number 8003194. A replay of the webcast will be available at www.guitarcenter.com.

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards, live-sound/DJ and recording equipment. We presently operate 150 Guitar Center stores, with 121 stores in 49 major markets and 29 stores in secondary markets across the U.S. In addition, our Music & Arts division operates 77 retail locations specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors and students. Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com. More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, results deemed to be achievable by management in the third quarter of 2005, and store opening plans. Sales and earnings trends are also affected by many other factors including, among others, world and national political events, including the existence of armed conflict involving the U.S., the effectiveness of our promotion and merchandising strategies, and competitive factors applicable to our retail and direct response markets.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized. Our actual results could differ materially and adversely from those expressed in this press release. Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risks Related to the Business” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

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